THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER THE ACT AND APPLICABLE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") UNDER SECTION 1272 ET SEQ. OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. CALL THE DIRECTOR OF INVESTOR RELATIONS OF CHARTER COMMUNICATIONS, INC. AT 12405 POWERSCOURT DRIVE, ST. LOUIS, MO 63131, AT (314) 965-0555 FOR THE ISSUE PRICE, THE ISSUE DATE, THE AMOUNT OF OID AND THE YIELD TO MATURITY OF THIS NOTE.

CCHC, LLC

SUBORDINATED ACCRETING NOTE
St. Louis, Missouri October 31, 2005

CCHC, LLC, a Delaware limited liability company (the "Company"), the principal office of which is located at 12405 Powerscourt Drive, St. Louis, Missouri 63131, for value received, hereby promises to pay to Charter Investment, Inc. ("CII"), or its successors or registered assigns, the principal sum of the Accreted Value of this Note on October 31, 2020. The initial Accreted Value of this Subordinated Accreting Note (the "Note") is FORTY-EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS ($48,200,000). The initial Accreted Value of this Note shall increase on a daily basis at the rate of 14% per annum, compounded quarterly on the basis of a 360-day year of twelve 30-day months; provided, however, that from and after February 28, 2009, the Company may pay any such increase in the Accreted Value in cash and the Accreted Value of the Note will not increase to the extent such amount has been paid in cash. Interest will be paid upon overdue principal and premium, if any, compounded quarterly on the basis of a 360-day year of twelve 30-day months from the due date at 14% per annum to the extent such payment is lawful.

Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. The holder of this Note shall be entitled to the rights and privileges set forth in, and the obligations of, that certain Exchange Agreement, by and between CII and Charter Communications Holding Company, LLC, dated as of October 31, 2005 (the "Exchange Agreement").

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be issued this 31st day of October, 2005.

CCHC, LLC By: /s/ Paul E. Martin Name: Paul E. Martin Title: Senior Vice President, Interim Chief Financial Officer

[REVERSE OF NOTE]

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

ARTICLE 1. DEFINITIONS.

As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1 "Accreted Value" means (i) on the date hereof, FORTY EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS ($48,200,000) , and (ii) as of any date of determination after the date hereof and prior to October 31, 2020, the sum (rounded to the nearest whole dollar) of (a) FORTY EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS ($48,200,000) and (b) accretions thereon on a daily basis at the rate of 14% per annum, compounded (to the extent cash payments are not made in respect of accretions on the Note from and after February 28, 2009 as provided in Article II) on each March 31, June 30, September 30 and December 31, from October 31, 2005 through such date of determination, and (iii) as of any date on and after October 31, 2020, the sum (rounded to the nearest whole dollar) of (a) FORTY EIGHT MILLION TWO HUNDRED THOUSAND DOLLARS ($48,200,000) and (b) accretions thereon on a daily basis at the rate of 14% per annum, compounded (to the extent cash payments are not made in respect of accretions on the Note from and after February 28, 2009 as provided in Article II) quarterly on each March 31, June 30, September 30, and December 31, from October 31, 2005 to October 31, 2020.

1.2 "CCI" means Charter Communications, Inc., a Delaware corporation.

1.3 "Charter Change of Control" a reorganization, merger, consolidation or other transaction or transactions, other than with Mr. Allen or one or more of his affiliates and other than in connection with any transactions with CCI or one or more of its subsidiaries, (whether or not CCI is a party thereto and specifically including, without limitation, open market purchases of securities), as a result of which any person or entity or "group" of persons or entities (other than Mr. Allen, any of his affiliates or CCI or any of its affiliates) becomes the "beneficial owner" (as those terms are defined in and construed by judicial authority under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as that Rule may be amended from time to time) of Common Stock or options, warrants or other rights to acquire Common Stock or and Convertible Securities representing in the aggregate at least 50% of the ordinary voting power of CCI in the election of directors.

1.4 "Common Stock" means the common stock, par value $0.001, of CCI.

1.5 "Company" includes any limited liability company, partnership, corporation or other legal entity which shall succeed to or assume the obligations of CCHC, LLC under this Note.

1.6 "Holder," when the context refers to a holder of this Note, shall mean any person or entity who shall at the time be the registered holder of this Note.

1.7 "Junior Security" means (a) any common equity interests of the Company or (b) any indebtedness issued by the Company that is contractually subordinated in right of payment to all Senior Indebtedness (and any securities issued in exchange for or in replacement of Senior Indebtedness) at least to the same extent as the Note is subordinated to Senior Indebtedness pursuant to Article 6 and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the maturity of the Note.

1.8 "Mr. Allen" means Paul G. Allen.

1.9 "Related Party" means

(a) any individual who is (i) Mr. Allen, or the parent or sibling of Mr. Allen, or (ii) any lineal or adopted descendant of Mr. Allen or of his sibling, or (iii) any lineal or adopted descendant of any individual described in clause (ii) of this subparagraph 1.9(a), and (iv) any spouse of any individual described in clauses (i), (ii) and (iii) of this subparagraph 1.9(a), and any lineal or adopted descendant of any such spouse,

(b) the estate of any individual described in subparagraph 1.9(a),

(c) a trust in which (i) one or more individuals described in subparagraph 1.9(a) have a majority of the beneficial interests (determined actuarially) and (ii) a majority of the trustees are one or more individuals described in subparagraph 1.9(a),

(d) a split interest trust (i.e., a charitable remainder trust or charitable lead trust) (i) of which the sole beneficiaries are Mr. Allen and/or individuals described in subparagraph 1.9(a) and a charitable institution qualified under Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended, and (ii) of which the sole trustees are one or more individuals described in subparagraph 1.9(a),

(e) any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, real estate investment trust, or association at least 80 percent of the equity interests in which are, at the time of a transfer to such entity, owned, directly or indirectly (through any entity described in subparagraphs 1.9(b), 1.9(c), 1.9(d), or this subparagraph 1.9(e)), by any individual described in subparagraph 1.9(a), or

(f) any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, real estate investment trust, or association (i) at least 50 percent of the equity interests in which are, at the time of a transfer to such entity, owned by Mr. Allen and (ii) the management and policies of which are directed by Mr. Allen, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

ARTICLE 2. ACCRETION; INTEREST AND METHOD OF PAYMENT.

The initial Accreted Value of the Note will increase at the rate of 14% per annum, compounded on each March 31, June 30, September 30 and December 31, from October 31, 2005 through October 31, 2020; provided, however, that from and after February 28, 2009, the Company may pay accretions with respect to the Note in cash and, to the extent the Company pays such accretions in cash, the Accreted Value of the Note will not increase by such amount. Payment of the principal of, interest or premium, if any, on the Note or such lesser amount payable upon the acceleration of the maturity of the Note will include accreted amounts through but excluding the date of such payment, computed on the basis of a 360-day year of twelve 30-day months. Interest will accrue upon overdue principal and premium, and interest, if any, compounded quarterly from the due date at the rate borne by the Note to the extent such payment is lawful.

The Holder must surrender this Note to the Company to collect payment of principal or Accreted Value. The principal of, Accreted Value, interest and premium, if any, on this Note will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment may be made by check mailed to the Holder of the Note at its address that has previously been provided to the Company. All payments, including redemption payments, shall be in coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

ARTICLE 3. OPTIONAL REDEMPTION; MAKE WHOLE PREMIUM.

3.1 Except as set forth below, the Company shall not be entitled to redeem this Note at its option prior to February 28, 2009 (the "Hard Call Date") From and after the Hard Call Date, the Note may be redeemed at the option of the Company, in whole but not in part, at any time, upon not less than 30 nor more than 60 days' prior notice to the Holder of the Note, at the Accreted Value thereof to, but excluding, the Redemption Date.

3.2 Prior to the Hard Call Date, the Note may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice to each Holder of the Note, upon the occurrence of any of the following:

(a) a Charter Change of Control;

(b) a sale by Charter Communications Holding Company, LLC, a Delaware limited liability company ("HoldCo"), of all of HoldCo's equity interests in the Company other than to CCI or its affiliates or Mr. Allen or his affiliates; or

(c) a sale of all of the Company's assets other than to CCI or its affiliates or Mr. Allen or his affiliates.

If the Company elects to exercise its redemption right as set forth in this Section 3.2, the Company shall redeem the Note at the Accreted Value thereof to, but excluding, the Redemption Date, plus the Make-Whole Amount.

For purposes of this Article 3, the following defined terms shall have the following meanings:

(d) "Make-Whole Amount" means the aggregate present value as of the Redemption Date of the amount of interest that would have accreted on the Note from the Redemption Date to, but excluding, the Hard Call Date if such redemption had not been made, determined by discounting, on a quarterly basis (assuming a 360-day year of twelve 30-day months), such interest at the Reinvestment Rate, determined on the third business day preceding the date notice of such redemption is given, from what the Accreted Value would have been on the Hard Call Date if such redemption had not been made, to the Redemption Date; provided, however that the Make-Whole Amount shall not be less than $1.00.

(e) "Reinvestment Rate" means the yield under the headings "Week Ending" published in the most recent Statistical Release under the capital "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining period of time through the Hard Call date, as of the Redemption Date; provided, however, if there is more than one such yield published for such maturity, "Reinvestment Rate" means the arithmetic mean of such yields. If no maturity exactly corresponds to such period of time, the yields for the two published maturities most closely corresponding to such period of time will be calculated pursuant to the immediately preceding sentence, and the "Reinvestment Rate" will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the "Reinvestment Rate," the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used.

(f) "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Company.

ARTICLE 4. NOTICE OF REDEMPTION.

Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to the Holder at the Holder's registered address. Any notice of redemption shall be unconditional and the Accreted Value of the Note, together with any applicable Make-Whole Amount, shall be due on the date for redemption of the Note specified in such notice of redemption (the "Redemption Date").

ARTICLE 5. EVENTS OF DEFAULT.

5.1 If any of the events specified in this Article 5 shall occur (herein individually referred to as an "Event of Default"), the Holder may, so long as such condition exists, declare the entire Accreted Value immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal of, or premium, if any, or any other amounts with respect to this Note, in each case, when due and payable; or

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title 11 of the U.S. Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(c) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

ARTICLE 6. SUBORDINATION.

6.1 Subordination. This Note shall be issued subject to the provisions of this Article 6; and the Holder accepts and agrees that all payments of the principal of, premium, if any, and interest on (and other obligations, if any, with respect to) this Note by the Company shall, to the extent and in the manner set forth in this Article 6, be subordinated and junior in right of payment to the prior payment in full in cash of all obligations arising under Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean all liabilities of the Company which would appear on a balance sheet of the Company prepared in accordance with generally accepted accounting principles.

6.2 No Payment On This Note In Certain Circumstances.

(a) No direct or indirect payment (other than in Junior Securities (as defined herein)) by or on behalf of the Company of principal of, premium, if any, or interest on (and other obligations, if any, with respect to) this Note, whether pursuant to the terms of this Note, upon acceleration, redemption or otherwise, will be made, if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated by the holder or holders of such Senior Indebtedness or may be accelerated by the holder or holders of such Senior Indebtedness with the giving of notice or the passage of time or both, and upon receipt by the Company or any trustee of the Company's Senior Indebtedness (each a "Trustee") of written notice (a "Payment Blockage Notice") from the holder or holders of such Senior Indebtedness or the Trustee or agent acting on behalf of the holders of such Senior Indebtedness, then, unless and until such event of default has been cured or waived in writing or has ceased to exist or such Senior Indebtedness has been discharged or repaid in full in cash (or such payment shall be duly provided for in a manner satisfactory to holders of Senior Indebtedness) or otherwise to the extent holders of Senior Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash or the benefits of these provisions have been waived in writing by the holders of such Senior Indebtedness, no direct or indirect payment (other than in Junior Securities) will be made by or on behalf of the Company of principal of, premium, if any, or interest on (and other obligations, if any, with respect to) this Note, whether pursuant to the terms of this Note, upon acceleration, redemption or otherwise to such holders during a period (a "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice by the Company and ending 179 days thereafter. The Company shall deliver a copy of the Payment Blockage Notice to the Holder promptly upon receipt thereof.

(b) Notwithstanding anything in the subordination provisions of this Note to the contrary, (1) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given and (2) not more than one Payment Blockage Period may exist with respect to this Note during any period of 360 consecutive calendar days. No default that existed or was continuing on the date of delivery of any Payment Blockage Notice (whether or not such event is with respect to the same issue of Senior Indebtedness) may be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive calendar days.

(c) In the event that, notwithstanding the foregoing, any payment shall be received by the Holder at a time when such payment is prohibited by Section 6.2(a), such payment shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the Trustee or Trustees or agent or agents under any indenture or agreement pursuant to which any of such Senior Indebtedness may have been issued or incurred, as their respective interests may appear, but only to the extent that, upon notice from the Company to the holders of Senior Indebtedness that such prohibited payment has been made, the holders of the Senior Indebtedness (or their representative or representatives or a Trustee or Trustees) notify the Company in writing of the amounts then due and owing on the Senior Indebtedness, if any, and only the amounts specified in such notice to the Company shall be paid to the holders of Senior Indebtedness.

6.3 Payment Over Of Proceeds Upon Dissolution, Etc.

(a) Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to the creditors of the Company upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings relating to the Company, any assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all obligations due in respect of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to holders of such Senior Indebtedness, before the Holder shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on (and other obligations, if any, with respect to) this Note, or any payment by the Company to acquire any of this Note for cash, property or securities, or any distribution by the Company with respect to this Note of any cash, property or securities (in each case, other than payments in Junior Securities).

(b) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (in each case, other than Junior Securities), shall be received by the Holder at a time when such payment or distribution is prohibited by Section 6.2 and before all obligations in respect of Senior Indebtedness are paid in full in cash (or such payment shall be duly provided for in a manner satisfactory to the holders of Senior Indebtedness) or otherwise to the extent holders of Senior Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective representatives, or to the Trustee or Trustees or agent or agents under any indenture or agreement pursuant to which any of such Senior Indebtedness may have been issued or incurred, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash (or such payment shall be duly provided for in a manner satisfactory to the holders of Senior Indebtedness) or otherwise to the extent holders of Senior Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

(c) Upon the payment in full in cash (or such payment shall be duly provided for in a manner satisfactory to the holders of Senior Indebtedness) or otherwise to the extent holders of Senior Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, cash equivalents, property or securities of the Company made on such Senior Indebtedness until the principal of, premium, if any, and interest on this Note shall be paid in full in cash or this Note is no longer outstanding; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, cash equivalents, property or securities to which the Holder would be entitled except for the provisions of this Article 6, and no payment pursuant to the provisions of this Article 6 to the holders of Senior Indebtedness by the Holder shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Article 6 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

(d) If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Article 6 shall have been applied, pursuant to the provisions of this Article 6, to the payment of all amounts payable under Senior Indebtedness, then and in such case, the Holder shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full in cash of such Senior Indebtedness (or to duly provide for such payment in a manner satisfactory to the holders of Senior Indebtedness) or otherwise to the extent holders of Senior Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash.

6.4 Obligations Of Company Unconditional. Nothing contained in this Article 6 is intended to or shall impair, as among the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of, premium on and interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Article 6 of the holders of the Senior Indebtedness in respect of cash, cash equivalents, property or securities of the Company received upon the exercise of any such remedy.

Without limiting the generality of the foregoing, nothing contained in this Article 6 shall restrict the right of the Holder to take any action to declare this Note to be due and payable prior to their stated maturity pursuant to Section 3.1 or to pursue any rights or remedies hereunder; provided, however, that all Senior Indebtedness then due and payable shall first be paid in full in cash, or have provision made for such payment in a manner satisfactory to the holders of such Senior Indebtedness, before the Holder is entitled to receive any direct or indirect payment from the Company of principal of, premium and interest on (and other obligations, if any, with respect to) this Note.

6.5 Subordination Rights Not Impaired By Acts Or Omissions Of The Company Or Holders Of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Article 6 are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

6.6 This Article Not To Prevent Events Of Default. The failure to make a payment on account of principal of, or premium, if any, on this Note by reason of any provision of this Article 6 shall not be construed as preventing the occurrence of an Event of Default specified in clause (a) of Section 5.1.

6.7 No Waiver Of Subordination Provisions. Without in any way limiting the generality of Section 6.5, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article 6 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, alter or amend, any Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any person or entity liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and any other person or entity.

6.8 Acceleration of Note. If payment of this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of the Senior Indebtedness of the acceleration.

ARTICLE 7. PREPAYMENT.

Except as provided in Article 3, this Note may not be prepaid prior to its stated final maturity date, except with the express written consent of the Holder.

ARTICLE 8. WAIVER AND AMENDMENT.

No provision of this Note may be amended, waived or modified, except upon the written consent of the Company and the Holder.

ARTICLE 9. TRANSFER OF THIS NOTE.

9.1 The Holder shall not transfer or assign this Note without the prior written consent of the Company, which consent may be granted or withheld, conditioned or delayed, as the Company may determine in its sole discretion; provided, however, that CII may transfer or assign this Note, in whole but not in part, without the prior written consent of the Company to any Related Party; provided, however, that the foregoing is not intended to, nor shall it, limit any rights of any person pursuant to the Exchange Agreement dated as of November 12, 1999 by and among CCI, CII, Vulcan Cable III, Inc., and Mr. Allen.

9.2 So long as CII/Successor holds the Note, neither Mr. Allen nor any person in Control of CII/Successor shall transfer Control of CII/Successor without the prior written consent of the Company, which consent may be granted or withheld, conditioned or delayed, as the Company may determine in its sole discretion; provided, however, that Mr. Allen and any person in Control of CII/Successor may transfer Control of CII/Successor without the prior written consent of the Company to any Related Party.

For purposes of this Article 9, the following defined terms shall have the following meanings:

(a) "CII/Successor" means CII and any entity that succeeds to all or any portion of CII's interest in the Note.

(b) "Control," as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

9.3 With respect to any direct or indirect transfer or assignment of this Note that is permitted under Section 9.1 or Section 9.2, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together, if required by the Company, with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Article 9 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. The Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

ARTICLE 10. TREATMENT OF NOTE.

The Company and the Holder will treat, account and report this Note as debt and not equity (i) to the extent permitted by generally accepted accounting principles, for financial accounting purposes and (ii) with respect to any returns filed with federal, state or local tax authorities.

ARTICLE 11. NOTICES.

Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered. Notices should be provided in accordance with this Section at the following addresses:

If to CII, to:

Charter Investment, Inc.
505 Fifth Avenue S, Suite 900
Seattle, WA 98104
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Mr. Allen D. Israel
Foster Pepper & Shefelman PLLC
1111 Third Avenue, 34th Floor
Seattle, WA 98101

and with a copy (which shall not constitute notice) to:

Mr. Nicholas P. Saggese
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, California 90071

If to CCHC, LLC, to:

CCHC, LLC

c/o Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131-3674

Attention: General Counsel

Facsimile: (314) 965-8793

with a copy (which shall not constitute notice) to:

Mr. Dennis Friedman

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-6201

ARTICLE 12. GOVERNING LAW.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

ARTICLE 13. HEADING; REFERENCES.

All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Articles refer to Articles hereof.